Exhibit 10.33

PSAV, INC.

2016 Equity Incentive Plan

FORM OF

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”) is made by and between PSAV, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), effective as of [●] (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the PSAV, Inc. 2016 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of restricted Common Stock of the Company (“Restricted Stock”) in exchange for the Participant’s interest in PSAV Holdings LLC (the “Profits Interests”) pursuant to that certain [Agreement and Plan of Merger of PSAV Holdings LLC and PSAV, Inc. adopted                     ], the terms of that certain Amended and Restated Limited Liability Company Agreement of PSAV Holdings LLC, A Delaware Limited Liability Company dated as of January 24, 2014 and that certain Unit Award Agreement dated                      (the “Unit Award Agreement”), the Participant accepts such exchange, subject to the terms and conditions set forth in the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Grant of Restricted Stock Award. The Company has granted to the Participant, effective as of the Date of Grant, [●] shares of Restricted Stock, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan.

2.	Vesting of Restricted Stock.

(a)	Subject to the terms and conditions set forth in the Plan and this Agreement, and except as otherwise provided in Section 3, the shares of Restricted Stock will vest on the [●] anniversary of [●], subject to the Participant’s continued Service through the applicable vesting date.

(b)	Notwithstanding Section 2(a), the shares of Restricted Stock shall fully vest upon a Change of Control, subject to continued Service through such Change of Control.

3.	Forfeiture. Except as otherwise provided in this Section 3, any unvested shares of Restricted Stock will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason or upon the Participant’s breach of the restrictive covenants contained in Section 6, or any other restrictive covenants to which the Participant is subject. If a Participant’s Service is terminated by the Company or its Subsidiaries without Cause, the Participant resigns from the Company or its Subsidiaries for Good Reason, or the Participant’s Service terminates due to death or Disability of the Participant, the number of shares of Restricted Stock that are scheduled to vest on the anniversary of the Date of Grant immediately following the date of the Participant’s termination of Service, shall vest upon such termination date.

Without limiting the generality of the foregoing, the shares of Restricted Stock and any vested shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan and any lock-up agreement, if applicable, as provided in Section 7(c).

For purposes of this Agreement, “Good Reason” has the meaning ascribed to such term in an employment or other agreement between the Participant and the Company or any of its Subsidiaries governing the Participant’s provision of services to the Company or any Subsidiary, or, if there is no such agreement in effect that defines such term, “Good Reason” shall mean: without the consent of the Participant, (i) a material diminution of the Participant’s duties and responsibilities, which change could significantly reduce Participant’s duties and responsibilities from those in effect as of the date of this Agreement or (ii) willful failure in bad faith to pay base salary or incentive cash compensation to the Participant when due; provided, that no event described in clause (i) or (ii) shall constitute Good Reason unless (A) the Participant has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the occurrence of such event, and (B) the Participant has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by the Participant for Good Reason shall be effective on the day following the expiration of such cure period.

4.	Issuance of Shares.

(a)

Book-Entry Registration of the Shares; Delivery of Shares. The Company may at its election either: (i) after the Date of Grant, issue a certificate representing the shares of Restricted Stock subject to this Agreement and place a legend and stop transfer notice on that certificate, in which case the Company may retain that certificate unless, until and as any shares represented by that certificate have vested and may cancel that certificate if and to the extent that the shares of Restricted Stock are forfeited or otherwise required to be transferred back to the Company; provided that, if the shares of Restricted Stock are to be certificated, the Company may require the Participant to deliver to the Company a duly-executed blank stock power in a form to be provided by the Company; or (ii) not issue any certificate representing the shares of Restricted Stock subject to this Agreement and instead document the Participant’s interest in the shares of

Restricted Stock by registering the shares of Restricted Stock with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in the Participant’s name with the applicable restrictions noted in the book entry system, in which case no certificate representing all or any part of the shares of Restricted Stock will be issued unless, until and as any of those shares have vested, and the Company may cancel those book entry shares if and to the extent that the shares of Restricted Stock are forfeited or otherwise required to be transferred back to the Company. In any case, the Company may provide a reasonable delay in the issuance or delivery of vested shares of Common Stock to address withholding taxes and other administrative matters.

(b)	Shareholder Rights. The Participant shall have all rights of a stockholder with respect to the shares of Restricted Stock granted to the Participant under this Agreement, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto; provided that, (x) any regular cash dividends paid with respect to an unvested share of Restricted Stock (the “associated share”) will be withheld by the Company and will be paid to the Participant, without interest, within thirty (30) days after the associated share vests and will be forfeited if and when the associated share is forfeited, and (y) any property (other than cash) distributed with respect to an associated share (including without limitation a distribution of shares by reason of a stock dividend, stock split or otherwise or a distribution of other securities with respect to an associated share) will be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to those restrictions and will be forfeited if and when the associated share is forfeited or will vest if and when the associated share vests.

(c)	Withholding Requirements. As a condition to the grant and vesting of the Restricted Stock, the Participant will make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with that Restricted Stock. The Participant may elect to satisfy such obligations in cash or, in the Committee’s discretion, by having the Company withhold a number of shares of vested Restricted Stock having a Fair Market Value equal to such obligation.

5.	Adjustment to Restricted Stock. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the Restricted Stock may be adjusted in accordance with Section 4.5 of the Plan.

6.

Restrictive Covenants. The Participant acknowledges that the Participant is subject to the restrictive covenants entered into in connection with the Participant’s receipt of the Profits Interests and the Participant agrees to continue to be bound by such restrictive covenants in consideration of: (a) the Restricted Stock granted herein; (b) the Participant’s ongoing employment by the Company or a Subsidiary; (c) the importance of protecting the confidential information of the Company, its Subsidiaries and its affiliates and their other legitimate interests, including without limitation the valuable confidential information and goodwill that they have developed or acquired; (d) the Participant being granted access to trade secrets and other confidential information of the Company, its Subsidiaries and its affiliates; and (e) other good and valuable consideration:

(a)	Confidentiality; Inventions; Product Development, Etc.

(i)	Participant agrees and covenants that at any time during Participant’s Service with Company or one of its Subsidiaries (all of which shall be referred to as the “Company Group”) or thereafter, Participant (without first obtaining the written permission of the Board): (1) will not divulge to any person or entity, nor use (individually or in connection with any business) any “Confidential Information” (as hereinafter defined); (2) will not divulge to any person or entity, nor use (individually or in connection with any business) any “Trade Secrets” (as hereinafter defined) to which Participant may have had access or that had been revealed to Participant during the course of Participant’s Service; and (3) will not, directly or indirectly, use or disclose any Confidential Information or Trade Secrets except in connection with the Participant’s Service.

(ii)	Participant hereby grants to Company, its successor or nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Participant for the Company Group, and hereby agrees, upon the Company’s request therefor, to assign and transfer to Company Group or its nominee, any and all inventions, Trade Secrets, product ideas, improvements, processes, Confidential Information and know-how relating to the business or products of Company or any Subsidiary or division thereof, including any thereof that Participant may learn, possess or acquire during Participant’s Service, and agrees that all such things and such knowledge are, and will be, the sole and exclusive property of the Company or its nominee, and are known or held by Participant only for the benefit of the Company or its nominee.

(iii)

As used in this Agreement, the term “Confidential Information” shall mean and include all information and data, oral, written or otherwise, concerning the operations, financial condition, products, pricing, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights), electronic data and information contained on the intranet websites of the Company Group, pass codes, customer agreements and contracts, special requirements of customers and other proprietary information of the Company Group as may be communicated to Participant or to which Participant may have access in the course of Participant’s Service. Notwithstanding the foregoing, Confidential Information shall not include information that: (a) at the time of the disclosure is a part of the public domain through no act or omission by Participant; and (b) information a court of law or other administrative agency by subpoena or other mandate determines is not subject to protection pursuant to applicable rules of civil procedure, provided, however, that Participant first gives notice to the Company Group of his or her receipt of such subpoena or other order and Participant gives Company Group reasonable time to seek a protective order opposing such disclosure.

(iv)	As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(v)	Nothing in this Section 6(a) shall limit any protection, definition or remedy provided to the Company Group under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

(vi)	Participant agrees that at the time his or her Service terminates, Participant will deliver and return to the Company Group all Confidential Information and Trade Secrets (including all copies thereof), and Participant agrees that Participant will not keep or deliver to anyone else any notes, notebooks, drawings, memoranda, documents and, in general, any and all material and information relating to the business of the Company Group or relating to Participant, officer, director, agent or representative of the Company Group, including, without limitation, the Confidential Information and Trade Secrets.

(vii)	The provisions contained in this Section 6(a) shall survive the termination of this Agreement.

(b)	Non-Competition; Non-Solicitation.

(i)

Participant hereby agrees and covenants that for a period commencing as of the date hereof and ending 24 months after the termination of Participant’s Service (the “Limited Period”), Participant will not directly or indirectly (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, Participant, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) engage in any business, enterprise or operation that provides, produces, develops or markets a service or product that is competitive with any business, enterprise or operation of the type performed by the Company Group prior to the date of termination of Participant’s Service or that the Company Group is actively considering entering into prior to the date of termination of Participant’s Service. Ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 6(b).

(ii)	Participant agrees and covenants that for the Limited Period, Participant will not (without first obtaining the written permission of the Board), directly or indirectly, solicit any business of any type conducted by the Company Group, during the period of Participant’s Service, from any person or entity that was a client or customer of the Company Group where Participant worked and/or for a client or customer for which Participant was responsible for, directly or indirectly, in terms of management and supervision activities, or in the case of prospective customers and clients of the Company Group, with whom Participant (or employees under Participant’s supervision) solicited business and/or submitted proposals, during the period commencing two (2) years prior to the date of the termination of Participant’s Service.

(iii)	Participant agrees and covenants that for the Limited Period, Participant will not (without first obtaining the written permission of the Board) directly or indirectly, recruit and/or solicit for employment or otherwise, or induce or seek to cause any person to terminate his or her Service to work on behalf of a client or customer of the Company Group and/or any prospective client or customer of the Company Group or hire any person who was employed by the Company Group within twelve (12) months prior to such proposed hiring.

(iv)	The provisions contained in this Section 6(b) shall survive termination of this Agreement. The agreements and covenants contained in this Section 6(b) are essential to protect the Company Group and the goodwill of the Company Group’s business, and are a condition precedent to the Company’s entering into this Agreement and granting the Award described herein.

If at any time that a restrictive covenant contained in this Section 6 is in effect and Participant is bound by a restrictive covenant of a comparable nature contained in a separate agreement, then the more restrictive covenant of the two shall govern.

7.	Miscellaneous Provisions.

(a)	Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those shares of Common Stock.

(b)	Section 83(b) Election. The Participant shall file an election pursuant to Section 83(b) of the Code with respect to the Restricted Stock. The Participant shall file, within thirty (30) days following the date of grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b) of the Code, even if the Participant requests that the Company or its representatives make this filing on his or her behalf.

(c)	Lock-Up Agreement. The Participant hereby agrees, at the request of the Company, to execute and deliver a lock-up agreement to the underwriter(s) of a public offering of the Company’s Common Stock; provided that the length of such lock-up agreement shall be no longer than the lock-up period for the Company and other holders of Common Stock delivering lock-up agreements in connection with such offering; and provided, further, that the terms of such lock-up agreement will be substantially similar to the terms of the lock-up agreements delivered by the other holders of Common Stock delivering lock-up agreements in connection with such offering.

(d)	No Further Rights. The Participant acknowledges and agrees that the Participant shall have no further rights in respect of the Profits Interests under the Unit Award Agreement, PSAV Holdings LLC 2014 Management Incentive Plan or the Partnership Agreement, pursuant to which the Profits Interests were granted or held.

(e)

Non-Transferability. Any shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon any certificate(s) or other document(s) delivered to the Participant, or on the books and records of the Company’s transfer agent, to make appropriate reference to such restrictions.

(f)	No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(g)	Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(h)	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(i)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(j)	Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(k)	Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(l)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(m)	Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(n)	Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(o)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term or provision of the Plan will govern and prevail.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Award Agreement as of the Date of Grant.

Participant	PSAV, Inc.

By:
Name:	Name:
Title: